                                                            Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    Form S-3

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                 PC Quote, Inc.
               (Exact name of registrant as specified in charter)
                              --------------------


          Delaware                                      36-3131704
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                       Identification No.)
                              --------------------

                        300 South Wacker Drive, Suite 300
                             Chicago, Illinois 60606
                                 (312) 913-2800

               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive offices)
                              --------------------

                                             With a copy to:

Louis J. Morgan                              Wildman, Harrold, Allen & Dixon
Chairman of the Board                        225 West Wacker Drive,Suite 2800
and Chief Executive Officer                  Chicago, Illinois 60606-1229
300 South Wacker Drive, Suite 300            Attn: Donald E. Figliulo
Chicago, Illinois 60606                      (312) 201-2000
(312) 913-2800

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ].

     If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [x].

                         CALCULATION OF REGISTRATION FEE


                                   Proposed    Proposed
Title of                           Maximum     Maximum      Amount of
Each Class                         Offering    Aggregate    Registra-
of Securities       Amount to be   Price Per   Offering     tion
to be Registered     Registered    Unit (1)    Price (1)    Fee
- -----------------   ------------   ---------   ----------   -----------
Common Stock,     1,000,000 Shares  $2.50      $2,500,000     $863.00
$.001 par value


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low prices for PC Quote, Inc. Common Stock as reported on the American Stock Exchange on July 24, 1995.


                          -----------------------------

     The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                       (i)

                   SUBJECT TO COMPLETION, DATED JULY 31, 1995
                                   PROSPECTUS
                                1,000,000 Shares
                                 PC QUOTE, INC.
                          Common Stock, $.001 Par Value

                                 ---------------

     This Prospectus relates to the sale of up to 1,000,000 shares of common stock, $.001 par value (the "Common Stock") of PC QUOTE, INC., a Delaware corporation (the "Company"), by shareholders of the Company (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Shareholders. See "Selling Shareholders."

     The Common Stock is traded on the Emerging Company section of the American Stock Exchange ("AMEX") under the symbol PQT. On July 24, 1995, the last reported sale price of the Common Stock on the AMEX was $2.50 per share.

     The Company will pay certain of the expenses of this offering. The Selling Shareholders, however, will bear the cost of all brokerage commissions and discounts incurred in connection with the sale of the shares of Common Stock covered by this Prospectus. The shares of Common Stock to which this Prospectus relates may be sold by the Selling Shareholders directly or through dealers or agents in market or privately-negotiated transactions. The Selling Shareholders and any dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of any of the Common Stock covered by this Prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Common Stock covered by this Prospectus purchased by them may be deemed to underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus is July ___, 1995

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company under the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at the prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a Registration Statement on Form S-3, (together with all amendments and exhibits thereto referred to herein as the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which may be inspected and copied in the manner and at the sources described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual report on Form 10-KSB for the year ended December 31, 1994;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and

     3. Description of the Common Stock contained in the Company's Registration Statement filed under Section 12 of the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Stock which is the subject of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Written or oral requests for such copies should be directed to Darlene Czaja, Secretary, PC Quote, Inc., Suite 300, 300 South Wacker Drive, Chicago, Illinois 60606 (Telephone: 312-913-2800).

                                   THE COMPANY

     The Company is a software developer and vendor of last-sale and bid/ask information for the Consolidated Tape Associations, the Option Price Reporting Authority, the National Association of Securities Dealers and all major United States commodity exchanges. The Company subscribes to the high-speed vendor lines provided by each of the above authorities and maintains a real-time database which provides last-sale, bid/ask, theoretical values and various application programs developed by the Company and available to customers. Its principal product and service is PC QUOTE. The principal users of the Company's products and services are professional investors, such as brokerage firms, banks, insurance companies and fund managers, as well as institutional and individual traders. Consumer markets are serviced by redistributor-clients such as CompuServe, America On-Line, AT & T Ziff Davis, and Apple eWorld and directly via the World Wide Web.

                               RECENT DEVELOPMENTS

     On July 7, 1995, the 1,500,000 shares of the Common Stock of the Company held by Bridge Information Systems were privately sold to Physicians Insurance Company of Ohio and the 1,000,000 shares of Common Stock of the Company held by National Computer Systems, Inc. ("NCS") were privately sold to the Selling Shareholders. The Common Stock which is the subject of this Prospectus are the shares acquired by the Selling Shareholders from NCS.

     NCS originally purchased the 1,000,000 shares of common stock being registered hereby (the "NCS Shares") on December 30, 1988 pursuant to a Stock Purchase Agreement between the Company and NCS. Included within that Stock Purchase Agreement were certain rights granted to NCS, including a right that the Company register the NCS shares at the Company's expense, which registration right was, by the terms of the Agreement, assignable by NCS to purchasers of the NCS shares. The Agreement contains certain other rights for the benefit of NCS, including the right of NCS to appoint that number of directors that equal 20% of the total number of directors of the Company. In accordance with the transfer of the NCS shares by NCS to the Selling Shareholders, NCS assigned its registration rights to those shareholders and entered into an amendment to the Stock Purchase Agreement between NCS and the Company, whereby all other rights of NCS, including the right to designate directors to the Company, were eliminated.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of shares of the Common Stock by the Selling Stockholders. The proceeds from the sale of shares of the Common Stock offered hereby will be retained by the Selling Shareholders. See "Selling

 Shareholders" and "Plan of Distribution."

                              SELLING SHAREHOLDERS

     This Prospectus covers offers from time to time by the Selling Shareholders of their shares of Common Stock. Set forth below are the names of the Selling Shareholders, the number of shares of Common Stock owned of record by the Selling Shareholders as of the date of this Prospectus, the number of shares of Common Stock which may be offered by each of the Selling Shareholders pursuant to this Prospectus, and the number of shares of Common Stock and percentage of the class of Common Stock to be owned by each of the Selling Shareholders upon completion of the offering if all of the Common Stock owned by each of the Selling Shareholders covered by this Prospectus are sold. Any or all of the Common Stock covered by this Prospectus may be offered for sale by the Selling Shareholder from time to time.


                                                                      Percent of
                      Shares Owned      Shares        Shares Owned        Class
 Selling              Prior to the    Registered        After the          After
Shareholder             Offering      Hereunder      Offering (1)      Offering
- -----------           ------------    ----------     ------------     ----------
Physicians
Insurance Company
of Ohio                2,000,000        476,428         1,523,572          21.5%

M. Blair Hull (2)        100,000        100,000                 0           0

Harry A. Brandt          100,000        100,000                 0           0

Apollo Capital
Corp.                     75,000         75,000                 0           0

Richard F.
Chappetto (3)             60,472         60,472                 0           0

Paul DiBiasio (2)        150,200         55,600            94,600          1.4

Benjamin Howe             30,000         30,000                 0           0

Harvey Loew               12,500         12,500                 0           0

Bruce Edgington           30,000         30,000                 0           0

Bayshore Capital
Corp.                     25,000         25,000                 0           0

Electronic Trading
Corp.                     25,000         25,000                 0           0

                                        5


Alexander R.
Piper III (2)             10,000         10,000                 0           0



(1) Assumes no other disposition or acquisition of Common Stock and all Common Stock covered by this Prospectus are sold.

(2)  Member of the Board of Directors of the Company.

(3)  Chief Financial Officer of the Company.


                              PLAN OF DISTRIBUTION

     The distribution of the Common Stock offered hereby by the Selling Shareholders may be effectuated from time to time, so long as the Registration Statement remains effective, in one or more transactions that may take place on the AMEX, including ordinary brokers' transactions, in privately-negotiated transactions or through sales to one or more broker/dealers for resale of such Common Stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions will be paid by the Selling Shareholders in connection with such sales.

     The Company will pay certain of the expenses incident to the offering of the Common Stock covered by this Prospectus. The Company, however, will not pay for any expenses, commissions or discounts of dealers or agents, which will be paid by the Selling Shareholders.

                                  LEGAL MATTERS

     Certain legal matters in connection with the sale of he Common Stock offered pursuant to this Prospectus will be passed upon for the Company by Wildman, Harrold, Allen & Dixon, Chicago, Illinois.

                                     EXPERTS

     The financial statements and schedules included in the Company's Annual Report on Form 10-KSB, for the year ended December 31, 1994, incorporated by reference in this Prospectus and in the Registration Statement, have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.
                              ---------------------

                                TABLE OF CONTENTS

Available Information......................................................   2
Incorporation of Certain
Documents by Reference.....................................................   3
The Company................................................................   4
Recent Developments........................................................   4
Use of Proceeds............................................................   4
Selling Shareholders.......................................................   5
Plan of Distribution.......................................................   7
Legal Matters..............................................................   7
Experts....................................................................   7

                                1,000,000 Shares
                                 PC QUOTE, INC.

                                  Common Stock
                                 $.001 par value



                            ------------------------

                                   PROSPECTUS

                            -------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses to be borne by the Company in connection with the issuance and distribution of the securities being registered hereby.

          Securities and Exchange Commission
          registration fee...........................$   863.00
          Accounting Fees and Expenses...............
          Legal Fees and Expenses....................
          AMEX Listing Fee........................... 17,500.00
          Blue Sky Fees and Expenses.................
          Printing Expenses..........................
          Printing and Miscellaneous Expenses........
                                                       ------------
               Total.................................$

Item 15.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.
Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers.

     The Ninth Article of the Company's Certificate of Incorporation and Section
6.5 of the Company's By-Laws provide, in general, that the Company shall indemnify its directors and officers under the circumstances defined in Section 145.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits.

Exhibit Number      Description of Document
- --------------      -----------------------

                    5.  Opinion of Wildman, Harrold, Allen & Dixon

                    10. Form of Amendment to Stock Purchase Agreement, dated as of July 12, 1995 between the Registrant and National Computer Systems Inc.

                    24.1 Consent of Wildman, Harrold, Allen & Dixon (included in Exhibit 5)

                    24.2   Consent of Coopers & Lybrand L.L.P.

Item 17.  Undertakings.

     (a)  The undersigned, hereby undertakes:

          (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective dated of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 this is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 the Company hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 27th day of July, 1995.

                         PC Quote, Inc.


                         By:    /s/ Louis J. Morgan
                            -----------------------------
                                 Louis J. Morgan
                                 Chairman of the Board and
                                 Chief Executive Officer



                         By:    /s/ Richard F. Chappetto
                            ------------------------------
                                 Richard F. Chappetto
                                 Chief Financial Officer
                                 (Principal Financial and
                                 Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Louis J. Morgan and Darlene Czaja, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue thereof.

     Signature                     Title                    Date
     ---------                     -----                    ----

/s/ Louis J. Morgan           Chairman of the Board,        7/25/95
- ---------------------------   Chief Executive
    Louis J. Morgan           Officer and Director
                              (Principal Executive
                              Officer)

/s/ Richard F. Chappetto      Chief Financial Officer       7/25/95
- ---------------------------   (Principal Financial and
    Richard F. Chappetto      Accounting Officer)

                              Director
- ---------------------------
    James M. Casty

/s/ Paul DiBiasio             Director                      7/25/95
- ---------------------------
    Paul DiBiasio


/s/ M. Blair Hull             Director                      7/25/95
- ---------------------------
    M. Blair Hull

/s/ Alexander R. Piper, III   Director                      7/25/95
- ---------------------------
    Alexander R. Piper, III

                                  EXHIBIT INDEX
                                                                 Page
                                                                 ----

5.   Opinion of Wildman, Harrold, Allen & Dixon,
     attached as sequential page ___ of this
     Registration Statement............................

10.  Form of Amendment to Stock Purchase Agreement,
     dated as of July 12, 1995 between the
     Registrant and National Computer Systems Inc.,
     attached at sequential page ___ of this
     Registration Statement............................

24.1  Consent of Wildman, Harrold, Allen & Dixon
      (included in Exhibit 5)..........................

24.2  Consent of Coopers & Lybrand L.L.P., attached
      as sequential page ___ of this Registration
      Statement........................................